UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

SPECIAL FINANCIAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2020

Piestro, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 020-26484

Delaware	82-3723875
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1438 9th Street Santa Monica, CA	90401
(Address of principal executive offices)	(Zip Code)

818-522-7480
Registrant’s telephone number, including area code

Common Stock
(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report, references to “Piestro, Inc..”, “Piestro”, “we,” “us,” “our,” or the “Company” mean Piestro, Inc.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

OUR BUSINESS

Description of the Business

Piestro is building an automated vending machine that will assemble and cook artisanal pizza with the press of a button. Our team has a wealth of experience in automation and kitchen technology, and we are bringing this experience to build one of the world's first pizza vending machines. We are backed by Wavemaker Partners, a global venture capital firm, and by Wavemaker Labs, Inc. (f/k/a Future Labs VII, Inc.), its in-house robotics and automation corporate innovation studio. Piestro has common ownership with Wavemaker Labs. Piestro is based in Santa Monica, California, and we are currently working on version two of our prototype.

Future VC, LLC controls 52.9% of the voting shares of Piestro. Future VC, LLC also controls 79% of Wavemaker Labs, Inc. Wavemaker Labs provides consulting work for Piestro, in the form of R&D, business development, sales, administration, and fundraising.

Company History

Piestro was incorporated on December 4, 2017 when the team saw the need for an automated pizza vending machine to make and deliver fresh artisanal pizza, fast. With a wealth of experience in automation and kitchen technology, the team sees an increasing demand for high-quality products and quick, convenient service in the fast food industry. Not to mention the vast and growing popularity of artisanal pizza. Traditional pizza restaurants endure low profit margin due to high labor and real estate costs, and oftentimes sacrifice food quality for quick and easy delivery. Piestro is presenting a robotic vending machine solution that decreases the labor and real estate costs associated with traditional pizzerias while delivering a fast, high-quality food experience to fulfill the needs of consumers and innovative restaurants.

The Company’s CEO, Massimo De Marco, has over 30 years of experience in the food and hospitality industry. He served as a director at Wolfgang Puck Catering and owned and operated PH+E, a boutique consulting firm focusing on opening restaurants across the US, Mexico, and Europe. He co-founded Kitchen United to increase automation in the food industry and provide small restaurants with access to commercial kitchen spaces. Additionally, he created culinary expansion in the food delivery realm with Kitchen United. A seventh-generation family restaurant operator from Milan, Italy, Massimo leads Piestro’s efforts in developing an authentic, easily accessed, automated pizzeria.

Piestro’s development is amplified through Wavemaker Partners and Wavemaker Labs. With over $500 million in assets under management and headquarters located in Singapore and Los Angeles, Wavemaker Partners serves as a strategic lead institutional investor for Piestro. Wavemaker Partners and its subsidiary Wavemaker Labs provide insights into food technology and robotic R&D, as well as access to a team of strategic and technical experts for engineering the Piestro pizzeria. Of note, the team at Wavemaker Labs launched an AI-driven robotic kitchen assistant at Miso Robotics. The advantages of being a Wavemaker company are outlined further below.

Product Overview

Piestro is building a fully automated, fast, and easily accessible pizzeria to serve both direct consumers with their own Piestro Pizzerias and restaurants with white-labeled pods. The team has already built a semi-functional prototype that focuses on transfer mechanisms within the device, along with dispensing mechanisms for the toppings. The team is now building and integrating all core subsystems of the machine - including refrigeration to keep ingredients fresh, sensors to detect capacity shortages, and a conveyor belt oven to cook the pizza in less than 3 minutes - with a goal of producing a fully functional prototype in 2021. The following characteristics are core to Piestro’s identity and differentiation:

•	Fully-Automated - Existing fast food, quick-service, and artisanal pizza restaurants operate in environments in which labor incurs a high operating cost. Piestro brings a start-to-finish automated pizza experience that decreases labor costs, which are very high in traditional brick and mortar restaurants. With a menu selection of over eight different toppings, including sauce and cheese, consumers will be able to order customized pizzas that will be assembled, cooked, boxed, and provided to the consumer - all without human interaction and within 3 minutes.

•	Fast - The traditional fast food and dine in pizzeria requires an average of 20 – 30 minutes of wait time, which further increases with customization. Piestro is working towards a fast food experience that only takes 3 minutes.

•	Accessible - Since the Pizzeria is fully automated, it will be able to operate on a 24/7 basis. The in-development prototype will require approximately 40 square feet of real estate to operate, allowing for lower real-estate costs that those of traditional brick-and-mortar restaurants. Through Piestro’s other go-to-market approach, white-labeling, the Company can empower existing pizza chains to expand their market reach with costs and risks that are low, relative to opening new traditional locations.

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•	Made-to-Order - Piestro pizzerias allow customization with multiple topping choices and easy pre-ordering functionality, which will include a touch screen pad and wireless applications for ordering ahead.

Market

The worldwide pizza restaurant market had a 2019 volume of $154 billion and is expected to increase to $230 billion by 2023. The fast food restaurant industry in the U.S. saw 3.8% annual growth to $293 billion over the five years leading to 2020. Pizza restaurant sales is the highest growing segment in the United States fast food industry, with $46.9 billion in revenue in 2019 and a compound annual growth rate (CAGR) of 3%. According to an IBISWorld report, consumer spending is expected to increase at a rate of 1.7% annually over the five years leading to 2024, with increased spending power creating greater demand for high-quality food products and an increase in restaurant input costs. Pizza restaurant wages as a share of revenue increased to 40.2% in 2019, with an anticipated annualized growth rate of 1.1%. The report further suggests that consumers in the market are becoming increasingly conscious of food quality and the use of fresh and organic ingredients. Piestro in entering the space addressing challenges of both increased labor costs and demand for higher-quality food.

According to the Bureau of Labor Statistics, the Consumer Price Indices for food consumed away from home increased 3.1% in 2019, and the number of households earning over $100,000 is expected to rise at an annualized 0.8% over the five years to 2024. The growth of wealthy households will generate higher demand for more expensive pizza restaurants and gourmet pizzas, which will help boost industry growth. Through continued trends of premiumization and menu adaptation, pizza restaurant chains will experience continued growth by targeting consumers from higher income brackets. Chains catering to lower incomes are competing in a highly saturated marketplace, thus limiting opportunity for organic growth. Piestro’s ability to provide a variety of healthy, made-to-order pizza options while catering toward the fast food delivery experience enables penetration in both tiers of the market.

Manufacturing

The Company’s strategy for manufacturing will evolve with production volumes, leveraging contract manufacturers to meet initial and medium-term demand while Piestro builds and fine-tunes its internal production lines to service long-term demand. In the near term, all Piestro products will be produced internally and locally in order to maintain control over quality and cost, and most importantly, to ensure there is a direct source of feedback for ongoing product improvement.

Initial pre-production volumes, roughly on the order of 10-50 units, will be produced in small batches internally and through local manufacturers. This will allow Piestro to rapidly address any issues that may arise and help ensure a smooth ramp-up for utilizing a contract manufacturer. Once released for production, demand will be met by a combination of the output from the contract manufacturers and Piestro’s own internal production lines, the majority from the contract manufacturer at first. This will allow Piestro to focus on automation and quality programs without restricting production volumes. As production begins to scale, Piestro plans to use other manufacturing opportunities for faster production at lower costs.

Sales & Marketing

Piestro believes its automated pizzeria will resonate with existing pizza chains and direct consumers because of its speed, convenience, quality, and low costs. We plan to drive a dual revenue stream approach by offering both white-labeled partnerships for existing pizza restaurants and Piestro-branded machines for a direct-to-consumer model. In the later stage of the product development, we plan to enable additional features such as add-on beverage services and end-to-end delivery partnership. Because pizza has a popular demand globally, we are also looking to pursue markets and franchises overseas.

For these reasons, our sales and marketing efforts are reliant upon two approaches: (1) Establishing real-estate locations for Piestro-owned units through partnerships with operations such as co-working spaces, theme parks, or convenience stores; and (2) Partnering with existing pizza chains and restaurants as customers to white label Piestro pizzerias.

While Piestro has not yet formalized any commercial agreements, the Company is fielding a high volume of interest from potential partners and is actively engaged in negotiations with multiple potential corporate clients. None of these interested partners have entered into any formal agreements with the Company, and we cannot be assured of any discussions will result in commercial agreements.

Competition

There are existing direct competitors in the pizza automation space, including Picnic, Basil Street and Let’s Pizza. Among the competitors, Basil Street and Let’s Pizza have a similar start-to-finish ordering and dispensary vending machine product as Piestro, but neither of the machines provides consumers with the experience of observing the the whole dispensary and baking process. Picnic creates robotic pizza assembly machines that cannot accomplish the full process without human assistance. Although theirs is an approach that uses automation, the company does not hold the same easily accessible features and direct consumer facing capabilities as Piestro.

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•	Picnic – Picnic was incorporated in December 2016, with its product being an automated, modular assembly line to streamline pizza making in the kitchen of existing restaurants. The Picnic machine performs any number of food assembly tasks in any order, completely configurable to any restaurant's process. It uses computer vision and deep learning to ensure output to exact standards.

•	Basil Street – Basil Street is a direct competitor to Piestro. Its Automated Pizza Kitchens (APK) are robotic vending machines consisting of a freezer, patent pending three element non-microwave speed oven, touchscreen terminal, frozen pizzas and a dispensing tray. Cook time is about 3 minutes for a 10-inch pizza, offered with 3 choices of toppings. Unlike Piestro’s glass display of the pizza assembly and baking process, Basil Street’s product features a video display screen at the front of the machine.

•	Let’s Pizza – Let’s Pizza features a vending machine prototype. The machine dispenses pre-portioned and pre-packaged ingredients with automatic kneaded dough to compile the product in under 3 minutes. It takes a conventional vending machine outlook with cash dispensary and button-press display. The company is based in Europe and first launched in 2009 with a less customizable version of their product.

•	Competition also exists in current regional and national pizza restaurants. The customization features, 24/7 access and low labor and real estate cost enables Piestro to generate a higher return and profit margin than comparable brick-and-mortar stores. Piestro’s ability to partner with delivery services and remote ordering feature further increase the competitiveness in both the traditional and automated pizza space.

Wavemaker Partners and Wavemaker Labs

As a Wavemaker Labs company, Piestro has access to several valuable resources. Wavemaker comprises a venture capital (“VC”) firm called Wavemaker Partners and a corporate venture studio called Wavemaker Labs under one roof, which brings value to Piestro in several ways:

Wavemaker Partners: Top-Decile Venture Capital Fund since 2003 with $500mm+ assets under management

•	Capital - Wavemaker is Piestro’s lead investor and provides valuable insights from over 16 years in the venture ecosystem that will help Piestro in current and future capital raises.

•	Customer Introductions - With an extensive network, Wavemaker is able to provide Piestro access to LPs, acquirers, international corporations and other business relationships. Furthermore, Wavemaker Partners is part of the Draper Venture Network, which has 800+ relationships in 550+ corporations around the world. Access to any one of these relationships is one email away.

•	Global Network - Wavemaker is dual headquartered in LA and Singapore, which gives Piestro the ability to scale globally with extensive connections across multiple continents.

Wavemaker Labs: Corporate Innovation Venture Studio

•	Connections - Wavemaker Labs has internal teams spanning finance, marketing, human resources, and operations that can assist Piestro in growing its business.

•	Resources - Piestro benefits from free office space, accounting, legal, and various other resources to keep the business lean during its early growth stages.

•	Product Acceleration - In-house roboticists and engineers are devoting time and energy to evaluate and build the initial software and hardware packages for Piestro.

•	Focus and Track Record - Wavemaker Labs has a history of commercializing robotics in Food and Agriculture, which provides Piestro with valuable expertise and insights at minimal to no cost.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the Company’s financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Operating Results – Fiscal Years Ended December 31, 2019 and 2020

Through fiscal years ended December 31, 2019 and 2020, the Company was in an early stage of development and had not generated revenue.

The Company focused the majority of time in 2019 on developing the concept for a pizza vending machine and did not commence research & development activities until 2020. As such, most costs in 2019 were related to general & administrative, with operating expenses totaling $44,301. In 2020, the Company focused the majority of its efforts and expenses on developing its first proof of concept prototype. As such, the Company incurred $1,347,123 in research and development (R&D) expenses during this time, which included labor and materials costs related to research, design, building, and integrating of the product’s subsystems (mechanical, electrical, and software) and industrial design. The Company also incurred $138,144 in general and administrative (G&A) expenses during this period, mostly related to business development and fundraising efforts.

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The Company also incurred sales and marketing related costs totaling $10,045 in 2019 and $308,018 in 2020. In 2019, these were primarily related to branding and marketing as we started to develop the public-facing brand; in 2020, they expanded to promotion of the Company as part of our Regulation CF equity crowdfunding campaign.

Of note, Piestro is able to mitigate high costs associated with early hardware development because of the shared access to exceptional engineers and equipment in the Wavemaker Labs venture studio under the terms of our Master Services Agreement with Wavemaker Labs. As of December 31, 2020, the Company had incurred costs for services rendered by Wavemaker Labs totaling $1,417,394.

Liquidity and Capital Resources – Fiscal Years Ended December 31, 2019 and 2020

As of December 31, 2020, the Company’s cash on hand was $155,361, and the Company still had loans receivable of $989,745 from related parties, as well as $43,553 in interest receivable from the same related parties. This is compared to a loan receivable balance of $250,000 and an interest receivable of $23,213 as of December 31, 2019 from a related party.

On June 5, 2020, the Company began a Regulation CF equity crowdfunding campaign to raise capital. Through this, it issued 686,514 shares of Common Stock. Shares purchased by subscribers in this offering are subject to an irrevocable proxy whereby all voting rights are held by the company's CEO, or his or her successor. This round was facilitated via StartEngine Capital at a pre-money valuation of $6,000,000. Through it, the Company maximized its Regulation CF Offering with an oversubscribed campaign which reached its target date having received gross investment commitments of $1,070,000, and ultimately resulted in gross proceeds of $1,052,980 after all investments were settled following the campaign close. Additionally, the Company raised $100,000 and issued 61,350 shares of Common Stock in a concurrent offering to accredited investors. Proceeds from the Regulation CF Offering and concurrent offering to accredited investors were used to support the significant increase in R&D, G&A, and sales and marketing expenses described above.

The Company is not generating revenue and requires the continued infusion of new capital to continue business operations. Thus, the Company embarked on a Regulation A crowdfunding campaign in 2021 to raise up to an additional $5,000,000. This round is also through StartEngine Capital, this time at a valuation of $12,000,000. As of March 18, 2021 and continuing for up to twelve (12) months, the Company is offering Common Stock to investors through this offering under Regulation A. The Company has qualified up to 1,953,125 shares of Common Stock, plus up to 585,938 shares of Common Stock to be issued as Bonus Shares to incentivize investors, and up to 39,063 shares of Common Stock to be issued to StartEngine Primary, LLC as commission. The shares of Common Stock will be subject to an irrevocable proxy whereby all voting rights will be held by the company's President. As of July 13, 2021, the Company has raised approximately $1,246,000 in gross proceeds from this offering.

In addition to this Regulation A crowdfunding offering, the Company may try to raise additional capital through other crowdfunding offerings, equity issuances, or other available methods. Absent additional capital, the Company may be forced to significantly reduce expenses and could become insolvent.

Plan of Operations

The Company has not yet generated revenue and currently has a small team of employees and consultants that have helped us achieve the progress we’ve realized to date. As detailed above, we have surpassed the minimum amount of $25,000 set out in our current Regulation A offering. In accordance with the associated “Use of Proceeds” set out in said offering, we are increasing the engineering capacity we’re putting towards completing a fully working prototype and minimal viable product, which we are currently on track to achieve in 2021.

If we raise the maximum amount of funds, we anticipate moving into production and beginning to generate revenue in 2022. However, we still anticipate having to raise additional funds for the business within 12 to 16 months, as we will remain in a capital-intensive period while we build up the Company’s revenue and gain production efficiencies with scale.

Although many businesses are financially impacted by COVID-19, we believe our product will see an increase in demand due to its touchless nature. However, it remains true that the long-term economic impacts of COVID-19 are uncertain.

Trend Information

The Company had minimal expenses from launching in late 2017 through June 30, 2020. After raising capital through its Regulation CF campaign in 2020, the Company was able to ramp up product development efforts - and therefore expenses - in the second half of 2020. The Company expects to produce its first fully working Piestro pods in 2021 and has increased expenses associated with engineering, research and development, business development, marketing, and fundraising in service of that outcome. Any delays in the development process can possibly have an effect on the Company’s ability to meet this deadline. These delays could be the result of inadequate financing and capital, lack of manufacturing resources, or unforeseen delays in the development process.

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DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

The Company is currently led by CEO Massimo De Marco, COO Kevin Morris, and Director James Buckly Jordan. Piestro also relies on part-time contractors for a variety of functions, including marketing, business development, and finance. As a part of our current capital raise, we have, and plan to continue, increasing our engineering capacity to assist in future research and development, complete our minimum viable product, and prepare for production. We also plan to secure additional capacity in sales, marketing, and administrative roles.

Name	Position	Age	Term in Office
Executive Officers
James Jordan	Chairman & President	41	Indefinite, appointed December 2017
Massimo Noja de Marco	CEO	58	Indefinite, appointed May 2020
Kevin Morris	COO	38	Indefinite, appointed September 2019
Directors
James Jordan	Director	41	Indefinite, appointed December 2017

Massimo Noja De Marco, CEO

Massimo founded Kitchen United in 2017, a commercial kitchen service for brick & mortar and online restaurants where he also served as the CEO. He also owned and operated PH+E, a boutique consulting firm focusing on opening restaurants, hotels and bars across the US, Mexico and Europe from 2014 to 2019. Previously, he was the Vice President of Operations Hospitality at Wolfgang Puck Catering and Events, overseeing operations for all venues in southern California. Formerly, Massimo owned and operated restaurants in NYC and LA and ran the Food and Beverage Department for The Ritz Carlton in Marina Del Rey and Hillcrest Country Club in Beverly Hills. Massimo is a seventh-generation Hospitality professional in the Lake District outside of Milan, Italy, where he graduated with a degree in Hospitality Management and a Bachelors in Public Relations from IULM University in Milan. For three years he ran his family’s business composed of boutique hotels and restaurants in Italy.

Kevin Morris, COO

Kevin oversees operations, finance and strategy at Wavemaker Labs, a corporate venture studio founded in 2016. He also serves as the CFO of Miso Robotics, a robotic kitchen assistant company in Southern California. Prior to that, Kevin was a COO/CFO of Denim.LA, Inc. (dba “DSTLD”), where he oversaw operations, finance, customer service and market strategy and analytics from 2014-2019. Before DSTLD, Kevin was the Vice President of Sales at Elegant Sports (Adidas Gymnastics) from 2013 to 2014 and worked at the International Revenue Management sector of American Airlines from 2012-2013. Kevin obtained an MBA from the UCLA Anderson School of Management in 2011.

James Buckly Jordan, Director & President

James has been a Partner at Wavemaker Partners since 2018 and founded Wavemaker Labs, a corporate venture studio in 2016. He also serves as the CEO of Miso Robotics, a company that produces robotic kitchen assistants in Southern California. Prior to that, James was Manager Partner at early stage venture fund Canyon Creek Capital, a position he has held since 2010. James (“Buck”) is a technologist and early stage venture investor with a successful track record of building businesses at the leading edge of technology and in transformative high growth markets, such as robotics, digital media, and consumer products. He has led investments in successful startups such as Relativity Space, Gyft, Winc, Miso Robotics, ChowNow, Jukin Media and others. His operating expertise was honed during his time as a management consultant, working on Capitol Hill in Senator Arlen Spector’s office, and as an Army Blackhawk Pilot.

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Compensation of Directors and Executive Officers

Through December 31, 2020, we compensated our three highest paid directors and executive officers as follows:

Name	Capacity in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
James Jordan	Chairman & President	$0	$0	$0
Massimo Noja de Marco	CEO	$28,500	$0	$28,500
Kevin Morris	COO	$0	$0	$0

The Company hired Massimo Noja de Marco as CEO in April 2020. His equity compensation includes 247,253 shares of Common Stock of the Company granted as stock options, 164,835 of which vest over 4 years with a 1-year cliff. The remaining 82,418 have no vesting scheduling.

The Company hired Kevin Morris as COO in September 2019. His compensation includes equity equal to 62,967 shares of Common Stock of the Company granted as stock options, which vest fully over 4 years with a 1-year cliff.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Title of Class	Name and address of beneficial owner(1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class F Stock	James Jordan	12,500 shares held directly, and 2,373,327 shares held through Future VC, LLC.	N/A	79.53%
Class F Stock	Future VC, LLC	2,373,327 shares held directly	N/A	79.11%
Common Stock	James Jordan	N/A	30,000 shares held as stock options	2.05%
Common Stock	Kevin Morris	N/A	62,967 shares held as stock options	4.30%
Common Stock	Massimo Noja De Marco	N/A	247,253 shares held as stock options	16.89%
Common Stock	All directors and officers as a group	N/A	340,220 shares held as stock options in total	23.24%
Class F Stock	All directors and officers as a group	2,385,827 Class F shares held in total	N/A	79.53%

(1) All addresses are c/o Future VC, LLC, 1438 9th Street, Santa Monica, CA 90401.

Amounts are as of July 8, 2021. The final column (Percent of Class) includes a calculation of the amount the person owns of that particular class, and not total ownership or voting power.

James Jordan owns a majority of the voting control of Future VC, LLC via his ownership of 2,373,327 shares.

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Stock Incentive Plan

Effective January 31, 2020, the Company adopted its Stock Incentive Plan, with 659,340 shares of Common Stock to be reserved for issuance under the plan. In September 2020, the Company increased the number of shares reserved for issuance under the plan to 669,932. All officers and employees of the company, and certain advisors and contractors will be able to participate in the plan on an equal basis. To date, options to acquire 666,923 have been issued under the plan, which includes 247,253 issued to Massimo Noja de Marco identified above.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Related Party Transactions

In June 2018, the Company issued a loan to Wavemaker Partners V LP, with a total principal of $250,000 with a 6% compounded per annum interest rate. The maturity date of this loan is June 30, 2021. This loan remained unpaid as of December 31, 2020. Wavemaker Partners V LP is a partial owner in Future VC, LLP, which currently owns 79.11% of the Company’s Common Stock.

On November 1, 2018, the Company loaned $40,000 to a related party, Future VC, LLC, under a secured promissory note. The loan bears 3% simple interest per annum. The loan principal and interest were repaid in full on April 1, 2019.

In 2020, the Company loaned an aggregate of $739,745 to related parties Graze, Inc. (f/k/a Future Labs V, Inc.) and Wavemaker Labs, Inc. (f/k/a Future Labs VII, Inc.). The loans, which are not documented through written agreements, bear interest from 3% to 6% per annum and mature in 2021. As of December 31, 2020, the loan principal and $5,340 in interest remained unpaid.

On March 21, 2019, the Company borrowed $800 under a secured promissory note with a related party. The note bears interest at 3% per annum. The note was payable in full on March 21, 2020, the maturity date. This note was repaid during 2019.

During 2020 and 2019, the Company received an aggregate of $47,750 and $4,000, respectively, from related-party notes from related parties Future Labs III, Inc. (d/b/a Future Acres), Wavemaker Labs, Inc. (f/k/a Future Labs VII, Inc.), and Future VC, LLC. The notes bear interest at 3% per annum and mature in 2021. During the years ended December 31, 2020 and 2019, the Company incurred interest expense of $820 and $47, respectively, all of which remained unpaid as of December 31, 2020.

In March 2020, the Company entered into an agreement with Wavemaker Labs, a related party under common control, for consulting, technology, general support activities, and product development services. During 2020, the Company has incurred $1,417,394 in costs with this related party. The services and costs incurred under this agreement are marked up as much as 100% from the costs incurred by Wavemaker Labs when charged to the Company. As of December 31, 2020 and 2019, the Company had $1,442,949 and $0, respectively, in accounts payable due to this related party.

Bad Actor Disclosure

None

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INDEX TO EXHIBITS

2.1 Amended and Restated Certificate of Incorporation (1)

2.2 Amended and Restated Bylaws (2)

2.3 Certificate of Amendment to the Amended and Restated Certificate of Incorporation (3)

4.1 Form of Subscription agreement (4)

6.1 Master Services Agreement between Wavemaker Labs and Future Labs VI (5)

6.2  Form of Secured Promissory Note between Future VC, LLC and Future Labs VI (6)

6.3 Loan Agreement between Wavemaker Partners V, LP and Future Labs VI (7)

6.4 Stock Option Agreement with Massimo de Marco (8)

8.1 Escrow agreement with Prime Trust, LLC Company (9)

11.1 Consent of Independent Auditor (10)

(1) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11315) and incorporated herein by reference.

(2) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11315) and incorporated herein by reference.

(3) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11315) and incorporated herein by reference.

(4) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11315) and incorporated herein by reference.

(5) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11315) and incorporated herein by reference.

(6) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11315) and incorporated herein by reference.

(7) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11315) and incorporated herein by reference.

(8) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11315) and incorporated herein by reference.

(9) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11315) and incorporated herein by reference.

(10) Filed as an exhibit to the Piestro, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11315) and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Piestro, Inc.

By	/s/ James Buck Jordan
James Buck Jordan, Director
Piestro, Inc.
Date: July 14, 2021

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates listed.

By	/s/ Massimo Noja De Marco
Massimo Noja De Marco, Chief Executive Officer
Piestro, Inc.
Date: July 14, 2021

By	/s/ James Buck Jordan
James Buck Jordan, Director
Piestro, Inc.
Date: July 14, 2021

By	/s/ Kevin Morris
Kevin Morris, Chief Financial Officer and Chief Accounting Officer
Piestro, Inc.
Date: July 14, 2021

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PIESTRO, INC.

FINANCIAL STATEMENTS AND INDEPENDENT AUDITOR’S REPORT

DECEMBER 31, 2020 AND 2019

To the Board of Directors of

Piestro, Inc.

Santa Monica, California

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statements of Piestro, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, changes in stockholders’ equity/(deficit), and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has not generated revenues or profits since inception, incurred net losses of $1,773,765 and $28,588 for the years ended December 31, 2020 and 2019, respectively, and has incurred cash flows from operations for years ended December 31, 2020 and 2019. As of December 31, 2020, the Company had an accumulated deficit of $1,818,005 and current liabilities exceeding current assets by $323,724. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

July 14, 2021

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

PIESTRO, INC.

BALANCE SHEETS

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$155,361	$130
Loan receivable, related party	989,745	250,000
Interest receivable, related party	43,553	23,213
Escrow receivable	59,041	-
Deferred offering costs	24,967	-
Total assets	$1,272,667	$273,343

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable, related party	$1,442,949	$-
Accounts payable	94,018	-
Accrued expenses	8,808	-
Loan payable, related party	49,750	4,000
Interest payable, related party	866	46
Total liabilities	1,596,391	4,046

Commitments and contingencies (Note 10)

Stockholders' equity (deficit):
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, 0 and 0 shares issued and outstanding as of both December 31, 2020 and 2019	-	-
Class F stock, $0.0001 par value, 3,000,000 shares authorized, 3,000,000 and 0 shares issued and outstanding as of December 31, 2020 and 2019, respectively	300	-
Common stock, $0.0001 par value, 10,000,000 shares authorized, 782,956 and 3,000,000 shares issued and outstanding as of December 31, 2020 and 2019, respectively	78	300
Additional paid-in capital	1,543,903	313,237
Subscription receivable	(50,000)	-
Accumulated deficit	(1,818,005)	(44,240)
Total stockholders' equity (deficit)	(323,725)	269,297
Total liabilities and stockholders' equity (deficit)	$1,272,667	$273,343

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

PIESTRO, INC.

STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2020	2019
Net revenue	$-	$-
Cost of net revenue	-	-
Gross profit	-	-

Operating expenses:
Research and development	1,347,123	-
Sales and marketing	308,018	10,045
General and administrative	138,144	34,256
Total operating expenses	1,793,285	44,301

Loss from operations	(1,793,285)	(44,301)

Other income (expense):
Interest income, related party	20,340	15,760
Interest expense, related party	(820)	(47)
Total other income (expense), net	19,520	15,713

Provision for income taxes	-	-
Net loss	$(1,773,765)	$(28,588)

Weighted average common shares outstanding -
basic and diluted	998,661	3,000,000
Net loss per common share - basic and diluted	$(1.78)	$(0.01)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

PIESTRO, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

										Total
							Additional			Stockholders'
	Preferred Stock		Class F Stock		Common Stock		Paid-in	Subscription	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	(Deficit)
Balances at December 31, 2018	-	$-	-	$-	$3,000,000	$300	$313,237	$-	$(15,652)	$297,885
Net loss	-	-	-	-	-	-	-	-	(28,588)	(28,588)
Balances at December 31, 2019	-	-	-	-	3,000,000	300	313,237	-	(44,240)	269,297
Conversion of common stock to Class F stock	-	-	3,000,000	300	(3,000,000)	(300)	-	-	-	-
Issuance of common stock	-	-	-	-	747,864	75	1,152,905	(50,000)	-	1,102,980
Issuance of common stock for services	-	-	-	-	35,092	4	57,196	-	-	57,200
Offering costs	-	-	-	-	-	-	(102,275)			(102,275)
Stock-based compensation expense	-	-	-	-	-	-	122,837	-	-	122,837
Net loss	-	-	-	-	-	-	-	-	(1,773,765)	(1,773,765)
Balances at December 31, 2020	-	$-	3,000,000	$300	782,956	$78	$1,543,903	$(50,000)	$(1,818,005)	$(323,725)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

PIESTRO, INC.

STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(1,773,765)	$(28,588)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	122,837	-
Common shares issued for services	57,200	-
Changes in operating assets and liabilities:
Interest receivable, related party	(20,340)	(15,328)
Accounts payable, related party	1,442,949	-
Accounts payable	94,019	-
Accrued expenses	8,808
Interest payable, related party	820	46
Net cash used in operating activities	(67,471)	(43,870)
Cash flows from investing activities:
Issuance of loans to related parties	(739,745)	-
Repayment of loans from related parties	-	40,000
Net cash provided by (used in) investing activities	(739,745)	40,000
Cash flows from financing activities:
Proceeds from related party loans	45,750	4,000
Proceeds from issuance of common stock, net of issuance costs	941,664
Offering costs	(24,967)	-
Net cash provided by financing activities	962,447	4,000
Net change in cash and cash equivalents	155,231	130
Cash and cash equivalents at beginning of period	130	-
Cash and cash equivalents at end of period	$155,361	$130

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

Supplemental disclosure of non-cash financing activities:
Subscription receivable	$50,000	$-
Escrow receivable	$59,041	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

PIESTRO, INC.

NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

Piestro, Inc. (the “Company”) is a corporation formed on December 4, 2017 under the laws of Delaware as Future Labs VI, Inc. On November 25, 2020, the Company changed its name to Piestro, Inc. The Company was formed to sell automated pizza vending machines. The Company is headquartered in Santa Monica, California.

As of December 31, 2020, the Company has not commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

2.	GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $1,773,765 and $28,588 for the years ended December 31, 2020 and 2019, respectively, and has incurred negative cash flows from operations for the years ended December 31, 2020 and 2019. As of December 31, 2020, the Company had an accumulated deficit of $1,818,005 and current liabilities exceeded current assets by $323,724. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company’s fiscal year is December 31.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the valuations of common stock and stock options. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. At December 31, 2020 and 2019, all of the Company's cash and cash equivalents were held at one accredited financial institution.

PIESTRO, INC.

NOTES TO FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. To date, no revenue has been recognized.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising and promotional expense for the years ended December 31, 2020 and 2019 amounted to approximately $250,000 and $10,000, respectively, which is included in sales and marketing expense.

Research and Development Costs

Costs incurred in the research and development of the Company’s products are expensed as incurred.

Concentrations

The Company is dependent on third-party vendors to supply inventory and products for research and development activities and parts for building products. In particular, the Company relies and expects to continue to rely on a small number of vendors. The loss of one of these vendors may have a negative short-term impact on the Company’s operations; however, the Company believes there are acceptable substitute vendors that can be utilized longer-term.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

PIESTRO, INC.

NOTES TO FINANCIAL STATEMENTS

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. For awards with service-based vesting conditions, the Company records the expense for using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed. As of December 31, 2020, the Company had capitalized deferred offering costs of $24,967.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

PIESTRO, INC.

NOTES TO FINANCIAL STATEMENTS

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2020 and 2019, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items outstanding as of December 31, 2020 and 2019 are as follows:

	Year Ended
	December 31,
	2020	2019
Options to purchase common stock	666,923	-
Warrants	32,967	-
Total potentially dilutive shares	654,890	-

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the impact on its financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and has issued subsequent amendments to this guidance. This new standard will replace all current guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for interim and annual periods beginning after December 31, 2018. The standard may be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company has adopted this standard effective January 1, 2019.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.	LOAN RECEIVABLE, RELATED PARTY

The following is a summary of related party loan receivables by entity as of December 31, 2020 and 2019:

	Accrued Interest	Outstanding Balance as of
	as of December 31,	December 31,
Name	2020	2020	2019
Future Labs V, Inc.	$185	$9,500	$-
Future Labs VII, Inc.	5,155	730,245	-
Wavemaker Partners V, LP	38,213	250,000	250,000
	$43,553	$989,745	$250,000

PIESTRO, INC.

NOTES TO FINANCIAL STATEMENTS

In 2020, the Company loaned an aggregate of $739,745 to related parties. The loans bear interest from 3% to 6% per annum and mature on June 30, 2021. In 2019, the Company received $40,000 in repayments from a related party loan issued in 2018.

During the years ended December 31, 2020 and 2019, the Company recognized interest income of $20,340 and $15,760, respectively, all of which remains unpaid as of December 31, 2020 and 2019.

5.	LOAN PAYABLE, RELATED PARTY

The following is a summary of related party loan payables by entity as of December 31, 2020 and 2019:

	Accrued Interest	Outstanding Balance as of
	as of December 31,	December 31,
Name	2020	2020	2019
Future Labs III, Inc.	$168	$7,000	$-
Future Labs VII, Inc.	-	12,750	-
Future VC, LLC	698	30,000	4,000
	$866	$49,750	$4,000

During 2020 and 2019, the Company received an aggregate of $45,750 and $4,000, respectively, from several related party notes. The notes bear interest at 3% per annum and mature on June 30, 2021.

During the years ended December 31, 2020 and 2019, the Company incurred interest expense of $820 and $47, respectively, all of which remains unpaid as of December 31, 2020 and 2019.

For all notes, upon the occurrence of a change in control of the noteholder, all outstanding indebtedness under these notes will become immediately due and payable upon the closing of the acquisition. All loans above are secured by the Company’s assets.

6.	STOCKHOLDERS’ EQUITY (DEFICIT)

As of December 31, 2020, the Company's certificate of incorporation, as amended and restated, authorized the Company to issue three classes of stock: Preferred Stock, Class F Stock and Common Stock. The Company is authorized to issue 5,000,000 shares of Preferred Stock, 3,000,000 shares of Class F Stock and 10,000,000 shares of common stock. All classes of stock have a par value of $0.0001 per share. The Preferred Stock and Class F Stock are convertible into shares of common stock.

The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of preferred stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock.

As of December 31, 2020 and 2019, there were no shares of Preferred Stock issued or outstanding.

The holders of Class F and common stock shall have the following rights and preferences:

Voting

Each holder of common stock shall have the right to one vote per share. Each holder of Class F stock shall have the right to one vote for each share of common stock into which such Class F stock could then be directly converted (without first being converted to another series of subsequent preferred stock), and with respect to each such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock. The holders of Class F stock and common stock shall vote together as a single class on all matters.

PIESTRO, INC.

NOTES TO FINANCIAL STATEMENTS

Dividends

The holders of Preferred Stock, Class F Stock and common stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, the entire assets of the Company legally available for distribution shall be distributed among the holders of the Class F stock and common stock pro rata based on the number of shares of common stock held by each (assuming conversion of all such Class F stock into common stock).

Redemption

No class of stock shall have any redemption rights.

Conversion

Each share of Class F Stock shall automatically be converted into one share of common stock immediately upon the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Class F Stock. Each share of Class F Stock is convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into an equal number of shares of common stock.

Upon each future equity financing, as defined in the Company’s articles of incorporation, 25% of the shares of Class F Stock held by each holder of Class F Stock shall automatically convert into a “Shadow Series” (as defined in the Company’s articles of incorporation) of shares of the series of preferred stock of the Company that is issued in such equity financing at the applicable Class F conversion ratio (as in the Company’s articles of incorporation). The Shadow Series of shall have identical rights, privileges, preferences, and restrictions except that (i) the liquidation preference per share of the Shadow Series shall equal $0.50 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to each series of Series A Preferred), with corresponding adjustments to any price-based antidilution and dividend rights provisions, (ii) the Shadow Series shall be excluded from voting with the Preferred Stock on any matters of the Company which either the Equity Financing Preferred Stock, specifically, or preferred stock of the Company, generally, have veto rights over, and (iii) the Shadow Series shall be excluded from any future rights or most favored nations privileges.

Stock Transactions

In April 2020, all 3,000,000 shares of common stock outstanding were converted into 3,000,000 shares of Class F Stock.

In 2020, the Company completed a Regulation CF offering and issued an aggregate of 686,514 shares of common stock for gross proceeds of $1,052,980, or $1.53 per share (effective price of $1.63 per share offering after issuance of bonus shares to certain investors). As of December 31, 2020, the Company had an escrow receivable of $59,041, pertaining to this offering.

In September 2020, the Company issued 61,350 shares under of common stock Regulation D for proceeds of $100,000. As of December 31, 2020, the Company had a subscription receivable of $50,000 pertaining to a Reg D issuance.

In December 2020, the Company issued 35,092 shares of common stock pursuant to an agreement for services. The fair value of $57,200 was included in sales and marketing expenses in the statements of operations.

7.	STOCK-BASED COMPENSATION

Future Labs VI, Inc 2020 Stock Plan

In April 2020, the Company has adopted the Future Labs VI, Inc 2020 Stock Plan (“2020 Plan”), as amended and restated, which provides for the grant of shares of stock options and stock appreciation rights (“SARs”) and restricted common shares to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2020 Plan was 669,932 shares as of December 31, 2020. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the 2020 Plan’s inception. As of December 31, 2020, there are 3,009 shares available for grant under the 2020 Plan. Stock options granted under the 2020 Plan typically vest over a four-year period, with a 1-year cliff.

PIESTRO, INC.

NOTES TO FINANCIAL STATEMENTS

A summary of information related to stock options for the years ended December 31, 2020 and 2019 is as follows:

	Options	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of December 31, 2019	-	$-	$-
Granted	666,923	0.73
Exercised	-	-
Forfeited	-	-
Outstanding as of December 31, 2020	666,923	$0.73	$558,791

Exercisable as of December 31, 2020	287,088	$0.82	$232,053

As of December 31, 2020, the weighted average duration to expiration of outstanding options was 9.2 years.

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted:

Year Ended
December 31,
2020
Risk-free interest rate	0.46% - 1.37%
Expected term (in years)	6.07
Expected volatility	44.43%
Expected dividend yield	0%
Fair value per option	$0.21 - $0.69

The total grant-date fair value of the options granted during the year ended December 31, 2020 was $231,556 . Stock-based compensation expense for stock options of $115,551 was recognized under FASB ASC 718 for the year ended December 31, 2020. Total unrecognized compensation cost related to non-vested stock option awards amounted to $116,005  as of December 31, 2020, which will be recognized over a weighted average period of 1.9 years.

Warrants

In January 2020, the Company granted warrants to purchase 32,967 shares of common stock with an exercise price of $0.50 per share to a related party as consideration for services. The grant-date fair value was $0.22 per share based on a Black-Scholes valuation using inputs commensurate with the options valuations inputs discussed above. The warrants vested immediately upon grant. As of December 31, 2020, 32,967 warrants had vested. Stock-based compensation expense of $7,286 was recognized under ASC 718 for the year ended December 31, 2020.

PIESTRO, INC.

NOTES TO FINANCIAL STATEMENTS

Classification

Stock-based compensation expense for stock options and warrants was classified in the statements of operations as follows:

	Year Ended
	December 31,
	2020	2019
General and administrative expenses	$120,566	$-
Research and development expenses	2,271	-
	$122,837	$-

8.	INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to cash to accrual differences, stock-based compensation expense, research and development and net operating loss carryforwards. As of December 31, 2020 and 2019, the Company had net deferred tax assets before valuation allowance of $458,350 and $12,411, respectively. The following table presents the deferred tax assets and liabilities by source:

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$30,745	$12,411
Cash to accrual differences	427,605	-
Valuation allowance	(458,350)	(12,411)
Net deferred tax assets	$-	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the years ended December 31, 2020 and 2019, cumulative losses through December 31, 2020, and no history of generating taxable income. Therefore, valuation allowances of $458,350 and $12,411 were recorded as of December 31, 2020 and 2019, respectively. Valuation allowance increased by $445,939 and $8,037 during the years ended December 31, 2020 and 2019, respectively. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 28.0%. The effective rate is reduced to 0% for 2020 and 2019 due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2020 and 2019, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $109,866 and $44,150, respectively.

PIESTRO, INC.

NOTES TO FINANCIAL STATEMENTS

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2018-2020 tax years remain open to examination.

9.	RELATED PARTY TRANSACTIONS

Refer to Notes 4 and 5 for detail on the Company’s loan receivable and loan payable with related parties.

The following is a summary of operating expenses incurred with related parties during the years ended December 31, 2020 and 2019:

	Year Ended
	December 31,
	2020	2019
Research and development	$1,250,162	$-
Sales and marketing	167,232	-
	$1,417,394	$-

In March 2020, the Company entered into an agreement with Wavemaker Labs, a related party under common control, for consulting, technology, general support activities, and product development services.  During 2020, the Company has incurred $1,417,394 in costs with this related party.  The services and costs incurred under this agreement are marked up as much as 100% from the costs incurred by Wavemaker Labs when charged to the Company.  As of December 31, 2020 and 2019, the Company had $1,442,949 and $0, respectively, in accounts payable due to this related party.

10.	COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

11.	SUBSEQUENT EVENTS

In January 2021, the Company initiated a Regulation A+ offering of its common stock. Through the issuance date, the Company has raised approximately $1,246,000 in gross proceeds from this offering.

Management has evaluated subsequent events through July 14, 2021, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.